Exhibit 99.2

Andy Omiridis, EVP, CFO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND BY 5.4%

Increases Quarterly Dividend from $0.37 to $0.39 per Share

DeRidder, LA – February 26, 2025 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors has increased the quarterly dividend by 5.4%, from $0.37 to $0.39 per share.

The Board of Directors declared a quarterly cash dividend of $0.39 per share, payable on March 21, 2025 to shareholders of record as of March 7, 2025.

The Company began paying dividends in 2013. Since that time, the Company has declared $47.76 in dividends per share, comprising $11.51 in regular dividends and $36.25 in special dividends.

Additional information on the Company’s fourth quarter and 2024 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.